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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1934
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Steele              Paul           F.   |    Kellstrom Industries, Inc. (KELL)         |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS                  | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person (Voluntary)   |                    |              title           below)  |
|    c/o Kellstrom Industries, Inc.          |                         |  May and June 1999 |              below)                  |
|    1100 International Parkway              |                         |                    |      Senior Vice President           |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|    Sunrise         FL               33323  |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-    |6. Owner-   |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |    curities Benefi-|   ship     |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |   (Instr. 3, 4 and 5)      |    cially Owned at |   Form:    |   direct |
|                     |   Year)           |              |                            |    End of Month    |   Direct   |   Benefi-|
|                     |                   |              |                            |    (Instr. 3 and 4)|   (D) or   |   cial   |
|                     |                   |--------------|----------------------------|                    |   Indirect |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A)| Price    |                    |   (I)      |   ship   |
|                     |                   |       |      |            | or |          |                    |  (Instr. 4)|   (Instr.|
|                     |                   |       |      |            | (D)|          |                    |            |   4)     |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
| Common Stock        |   05/28/99        |  M    |  --  |   4,500    | A  |$ 5.00/sh.|    4,500           |     D      | N/A      |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
| Common Stock        |   06/04/99        |  S    |  --  |   4,500    | D  |$18.25/sh.|      -0-           |    --      | N/A      |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
|                     |                   |       |      |            |    |          |                    |            |          |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
|                     |                   |       |      |            |    |          |                    |            |          |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
|                     |                   |       |      |            |    |          |                    |            |          |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
|                     |                   |       |      |            |    |          |                    |            |          |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
|                     |                   |       |      |            |    |          |                    |            |          |
|---------------------|-------------------|-------|------|------------|----|-------------------------------|------------|----------|
|                     |                   |       |      |            |    |          |                    |            |          |
------------------------------------------------------------------------------------------------------------------------------------




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|--------------------- -|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options*|   $5.00/sh.  | 05/28/99 |  M  |  - |   -   |  4,500 |   (1)  |09/07/05|Com. St.|  4,500 sh.|      -      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options*|  $25.75/sh.  |     -    |  -  |  - |   -   |    -   |   (2)  |06/19/08|Com. St.| 17,000 sh.|      -      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options*|  $18.63/sh.  |     -    |  -  |  - |   -   |    -   |   (3)  |10/27/07|Com. St.| 25,000 sh.|      -      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options*|  $12.25/sh.  |     -    |  -  |  - |   -   |    -   |   (4)  |04/11/07|Com. St.| 13,334 sh.|      -      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options*|   $8.38/sh.  |     -    |  -  |  - |   -   |    -   |   (5)  |01/02/07|Com. St.| 26,667 sh.|      -      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options*|   $7.63/sh.  |     -    |  -  |  - |   -   |    -   |   (6)  |09/19/06|Com. St.| 16,667 sh.|      -      |
------------------------------------------------------------------------------------------------------------------------------------
 *(Right to buy)

------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         -0-         |               D               |         N/A          |
|---------------------|-------------------------------|----------------------|
|       17,000        |               D               |         N/A          |
|---------------------|-------------------------------|----------------------|
|       25,000        |               D               |         N/A          |
|---------------------|-------------------------------|----------------------|
|       13,334        |               D               |         N/A          |
|---------------------|-------------------------------|----------------------|
|       26,667        |               D               |         N/A          |
|---------------------|-------------------------------|----------------------|
|       16,667        |               D               |         N/A          |
------------------------------------------------------------------------------
Explanation of Responses:

(1) These Employee Stock Options were acquired 09/07/95 and vest in three equal installments on 09/07/96, 09/07/97 and 09/07/98.
(2) These Employee Stock Options were acquired 06/19/98 and vest on 06/19/01.
(3) These Employee Stock Options were acquired 10/27/97 and vest in three equal installments on 10/27/98, 10/27/99 and 10/27/00.
(4) These Employee Stock Options were acquired 04/11/97 and vest in three equal installments on 04/11/98, 04/11/99 and 04/11/00.
(5) These Employee Stock Options were acquired 01/02/97 and vest in three equal installments on 01/02/98, 01/02/99 and 01/02/00.
(6) These Employee Stock Options were acquired 09/19/96 and vest in three equal installments on 09/19/97, 09/19/98 and 09/19/99.

                                                                                          /s/ Paul F. Steele               06-09-99
                                                                                          -------------------------------  ---------
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. **Signature of Reporting Person  Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                   Paul F. Steele

Note. File three copies of this form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.